Exhibit No. 10.3

MASTER LEASE

THIS MASTER LEASE (the “Lease”) is made and entered into this 11th day of January, 2008 (the “Effective Date”), by and between GANASTE, LLC a Nevada limited liability company (“Landlord”) and SPEAKEASY GAMING OF LAS VEGAS, INC., a Nevada corporation  (“Tenant”).  Capitalized terms used herein and not otherwise defined shall have the meanings provided in the Glossary attached hereto.

RECITALS

A.            Landlord is the owner of the real property located at 3227 Civic Center Drive, North Las Vegas, Nevada, identified as Clark County Assessor’s Parcel Numbers 139-11-803-002, 139-11-815-001 and 139-11-815-003, as more particularly described on Exhibit A attached hereto, upon which a hotel and casino commonly known as the Ramada Inn Speedway Hotel and Casino (the “Hotel Casino”) is located, including all fixtures permanently attached to the realty and located therein or thereon as of the Effective Date (the “Real Property”); and

B.            Landlord desires to lease to Tenant and Tenant desires to accept and lease from Landlord the Real Property for Tenant’s operation of the Hotel Casino, subject to the terms and conditions more particularly described herein.

AGREEMENT

1.             REAL PROPERTY.

1.1           Real Property.  Upon the conditions, limitations, covenants and agreements herein set forth, Landlord hereby leases to Tenant, and Tenant hereby accepts and leases from Landlord the Real Property.

1.2           Future Reservations.  This Lease shall be subject to all existing and future covenants, conditions, restrictions, reservations and easements now or hereafter recorded against the Real Property.  Notwithstanding the foregoing, except as otherwise expressly permitted herein, neither the Landlord nor the Tenant shall cause or consent to any future covenants, conditions, restrictions, reservations and easements without the consent of the other party, not to be unreasonably withheld, conditioned or delayed.

1.3           Standards.  Tenant covenants and agrees that it shall conduct all operations in or with respect to the Real Property consistent with past business practices so as to maintain the reputation and goodwill of the Hotel Casino.

2.             TERM.

2.1           Commencement Date.  The commencement date of this Lease (the “Commencement Date”) shall be the “Closing Date”, as defined in and pursuant to that certain  Real Property Purchase and Sale Agreement, dated January 11, 2008 by and between Landlord as “Purchaser” and Speakeasy Gaming of Las Vegas, Inc., a Nevada corporation as “Seller” (the “Real Property Agreement”).

2.2           Term.  The initial term of the Lease (the “Initial Term”) shall be for Two Hundred Forty (240) days beginning on the Commencement Date unless earlier terminated in accordance with the terms and conditions set forth in this Lease.  Reference is made to that certain Asset Purchase And Sale Agreement of even date hereof (the “Asset Agreement”) between Tenant and Lucky Lucy D, LLC (“Lucky Lucy”).  Landlord and Tenant agree that, if the transactions contemplated by the Asset Agreement have not been consummated within the Initial Term, or if Lucky Lucy has not assigned its interest under the Asset Agreement to a replacement operator, the term of this Lease shall be extended for an additional Thirty (30) days and the Landlord and Tenant shall negotiate in good faith to further extend the lease.  The term of this lease, taking into account the Initial Term and any extensions thereof, shall be referred to herein as the “Term”.      Landlord and Tenant further agree that, if the transactions contemplated by the Asset Agreement have not been consummated within the Initial Term, or if Lucky Lucy has not assigned its interest under the Asset Agreement to a replacement operator, Tenant shall have a right of refusal to purchase the property during the Three (3) month period following the expiration of this Lease.

2.3           Assignment or Termination.  Landlord may at any time during the Term, upon thirty (30) days written notice, either (i) cause Tenant to assign this Lease  to Lucky Lucy D LLC, a Nevada limited liability company (“Lucky Lucy”) or (ii) in the event that Lucky Lucy has assigned its interest in the Asset Agreement to a replacement operator which has assumed Lucky Lucy’s obligations under the Asset Agreement, (a) cause Tenant to assign this Lease to such replacement operator or, alternatively, terminate this Lease. Upon the assignment or termination of this Lease pursuant to this Section 2.3, Tenant shall be released from all obligations hereunder except as otherwise set forth in the Asset Purchase and Sale Agreement.

                2.4           Holding Over.  The parties recognize and agree that the damage to Landlord resulting from any failure by Tenant to timely surrender the Real Property upon expiration or other earlier termination of this Lease will be substantial, will exceed the amount of the monthly installments of Rent (as defined below) theretofore payable hereunder, and will be impossible to accurately measure.  Tenant therefore agrees that if possession of the Real Property is not surrendered to Landlord upon the expiration or earlier termination of the Lease, then, as liquidated damages and in lieu of any other rights or remedies Landlord may have hereunder or at law, Tenant shall pay to Landlord for each month (and for each portion of any month) during which Tenant holds over in the Real Property after the expiration of earlier termination of this Lease, a sum equal to two times the Rent payable under this Lease, plus any other additional rent payable by Tenant pursuant to the terms of this Lease.  Nothing herein contained shall be deemed to permit Tenant to retain possession of the Real Property after the expiration or earlier termination of this Lease.  The acceptance by Landlord of any payments from Tenant after the expiration or earlier termination of this Lease shall not preclude Landlord from commencing and prosecuting a holdover, summary eviction or similar proceeding, nor shall any such acceptance be deemed anything other than on acceptance of payment on account of the amounts to be paid by Tenant in accordance with the provisions of this Section 2.3.

3.             RENT.

3.1           Rent.  Beginning on the first (1st) day of the month immediately following the Commencement Date and on the first (1st) day of each month during the Term thereafter, Tenant shall pay to Landlord, without offset or deduction, monthly base rent for the Real Property of Seventy Thousand and 00/100 Dollars ($70,000.00) (the “Rent”).  In the event the Commencement Date of this Lease occurs on a day other than the first day of a calendar month, the Rent for such partial calendar month shall be a prorated portion of a full monthly installment of Rent, which shall be paid to Landlord on the Commencement Date.  In the event this Lease expires or is earlier terminated on a day other than the last day of a calendar month, the Rent for such partial calendar month shall be a prorated portion of a full monthly installment of Rent, and Tenant shall be reimbursed by Landlord for any amounts applicable to the portion of the calendar month following the expiration of the Term.

3.2           Payment.  All payments of Rent shall be payable by Tenant to Landlord without offset and delivered in legal tender of the United States of America at the address set forth for Landlord in Section 22.2 or such other place as Landlord may, from time to time, designate in writing.

3.3           Late Charge.  If Tenant shall fail to pay Rent within five (5) days after written notice from Landlord to pay rent, then the past due rent shall bear interest at the Interest Rate (as defined below), from the due date thereof until paid.  The amount of any such interest shall be additional rent hereunder and shall be payable upon demand.  The assessment and receipt of interest as aforesaid shall be in addition to, and shall in no way be deemed to limit, any other rights and remedies Landlord may have under this Lease or otherwise for non-payment of Rent.  As used herein, “Interest Rate” shall mean an interest rate equal to the statutory rate of interest set forth in NRS § 99.040 or any successor statute.

4.             POSSESSION AND SURRENDER.

4.1           Acceptance.  Tenant shall be deemed to have accepted the Real Property on Closing Date of the Agreement.  Tenant represents to Landlord that Tenant has examined the title to and the physical condition of the Real Property prior to the execution and delivery of this Lease and has found the same to be satisfactory for all purposes hereof, and Tenant accepts the title and condition of the Real Property in their respective, present condition “as is, where is, with all faults”.  Landlord makes no representation or warranty with respect to the condition of the Real Property or its fitness or availability for any particular use, and Landlord shall not be liable for any latent or patent defect therein.

4.2           Surrender.  Within ten (10) days of the expiration or earlier termination of the Term, at Landlord’s request, Tenant shall, at its sole cost and expense, remove all of its personal property installed or placed in or on the Real Property (collectively, “Tenant’s Property”) from the Real Property and Tenant shall thereupon surrender the Real Property, including, without limitation, any improvements or repairs undertaken by Tenant and any other improvements to the realty, in the same condition as on the Commencement Date, reasonable wear and tear excepted.

5.             USE OF REAL PROPERTY.

5.1           Use of Real Property.  The Real Property are leased to Tenant solely for conducting the business of operating the Hotel Casino and all other purposes necessary or incidental thereto.

5.2           Maintenance.  Except as provided for elsewhere herein, Tenant shall keep and maintain, at Tenant’s sole cost and expense, in good order, condition and repair, reasonable wear and tear excepted and as historically maintained, all Real Property. Nothing in this Section 5.2 shall require Tenant to build any improvements on the Real Property.  In the event that Tenant fails to satisfy its obligations under this Section 5.2 to maintain the Real Property, Landlord may, after providing Tenant with ten (10) days written notice, perform any reasonably required maintenance activities and add to the Rent any maintenance costs resulting from maintenance services.  Nothing in this Section 5.2 shall require the Tenant to make capital expenditures with respect to the Real Property.

5.3           Use and Continuous Operation of the Real Property.  Tenant shall use and continuously operate the Real Property during the Term with sound business practice, due diligence and efficiency in accordance with Tenant’s past practice.  In addition to the FF&E, Tenant shall provide, install and at all times maintain in the Real Property all suitable Tenant’s Property necessary for the operation of the Hotel Casino in accordance with the terms of this Lease.  If, during the 240 Day Period Tenant fails to operate the Real Property for more than twenty four (24) hours for any reason other than force majeure, (i) Landlord may collect all Rent currently due or to become due during the 240 Day Period and exercise Landlord’s default remedies as set forth in Section 20 of this Lease and (ii) the Post-Closing Purchase Price Payment defined in Section 4.2 of the Asset Agreement shall be deemed forfeited by Tenant.

5.4           Non-Interference.  Tenant shall not do, permit or suffer anything to be done, or kept upon the Real Property which will obstruct or interfere with the rights of Landlord or Landlord’s title to the Real Property.  Landlord shall not do, permit or suffer anything to be done, or kept upon the Real Property which will obstruct or interfere with the rights of Tenant under the Lease.

5.5           Compliance With Easements.  The use of the Real Property by Tenant, its Affiliates, agents, employees, servants, contractors, licensees, customers or business invitees, shall at all times be in compliance with all covenants, conditions and restrictions, easements, reciprocal easement agreements, and all matters presently of public record or which may hereafter be placed of public record (subject to Section 1.2), which affect the Real Property or any part thereof.

5.6           Compliance With Laws.  Tenant shall, at its sole cost and expense, comply with all Applicable Laws during the Term and affecting the Real Property or Tenant’s use thereof.  Further, Tenant shall not use the Real Property so as to create waste or constitute a nuisance or disturbance.

5.7           Hazardous Substances.  Tenant shall not use the Real Property for the generation, storage, manufacture, production, releasing, discharge, or disposal or any Hazardous Materials or allow or suffer any other Person to do so.

5.8           Alterations.  Tenant shall not make any structural alteration or replacement (whether interior or exterior, ordinary or extraordinary) of any nature or description to the Real Property without having first obtaining Landlord’s prior written approval thereof, which consent shall not be unreasonably withheld, delayed or denied.  Tenant is authorized to make non-structural alterations, repairs and replacements without the necessity of obtaining Landlord’s written consent, but only on the condition that it provide prior notice of such work so as to afford Landlord reasonable time to file notices of nonresponsibility.

5.9           Signs.  Tenant shall not place or install any sign on the exterior of the Real Property without first obtaining in each instance Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed; it being understood that any existing signs shall not be prohibited hereunder.

6.             GAMING EQUIPMENT/LIQUOR.

6.1           Gaming.  Tenant shall, at all times during the Term, be responsible for and conduct Gaming Operations at the Hotel Casino (the “Casino”) and all activities necessary or incidental thereto, including, without limitation:

(a)           Gaming Operations.  Maintaining all necessary regulatory authorizations from the Nevada Gaming Authorities;

(b)           Sports Book.  Continue the provision of a sports book at the Casino as such sports book is conducted as of the Commencement Date; and

(c)           Expenses.  Be responsible for, and bear the expense of, all taxes, accounting, marketing, advertising, special events, surveillance and maintenance associated with the Gaming Equipment and the Gaming Operations.

6.2           Location.  The location and selection of the Gaming Equipment on the Real Property shall be at the sole discretion of Tenant.

6.3           Supervision of Minors.  Tenant shall be responsible at all times, in accordance with Nevada Gaming Laws, to provide supervision at or near the Gaming Equipment to prevent minors from playing the Gaming Equipment or loitering in the Casino.

6.4           Title to Gaming Equipment.  The Gaming Equipment is and shall remain Tenant’s Property at all times during the Term and shall not be deemed fixtures, notwithstanding any attachment or connection thereof to any part of the Real Property.  Landlord shall keep the Gaming Equipment free of all taxes (other than taxes payable by Tenant hereunder), liens, claims and encumbrances and shall defend and hold Tenant harmless from all taxes, liens, claims or encumbrances caused by or attributable to Landlord.  Landlord shall give Tenant immediate notice of any encumbrance, attachment or other judicial process that may reasonably or does affect the Gaming Equipment.

6.5           Chips and Tokens.  In connection with the termination of the Lease, Tenant shall be solely responsible for the redemption of Tenant’s outstanding chips and tokens in accordance with and pursuant to the provisions of Regulation §12.070 (the “Redemption Regulation”).  In addition, Tenant shall pay all costs, charges and fees, including, but not limited to, reasonable attorney’s fees, incurred in connection with Tenant’s compliance with the Redemption Regulation.  .

6.7           Liquor.  Tenant shall, at all times during the Term, be responsible for and conduct the sale of liquor at the Hotel Casino (the “Liquor Sales”) and all activities necessary or incidental thereto, including, without limitation:

(a)           Liquor Sales.  Maintain all licenses necessary for the Liquor Sales, comply with all Applicable Laws, provide all equipment necessary or customary for the Liquor Sales, and undertaking all Liquor Sales; and

(b)           Expenses.  Be responsible for, and bear the expense of, all accounting, marketing, advertising, special events, and maintenance associated with the Liquor Sales.

7.             MANAGEMENT AND PERSONNEL OF TENANT.  Nothing herein shall be deemed to be a contract for employment or create an employer-employee relationship between Landlord and Tenant, or Landlord and any officer, director or employee of Tenant. Nothing in this Lease shall be deemed to interfere with Tenant’s right to hire, terminate or discipline its employees.

8.             UTILITIES; TAXES.

8.1           Payment of Utilities.  As of the Commencement Date, Tenant shall promptly pay all charges for fuel, gas, light, power, water, sewage, garbage disposal, trash, telephone and other utilities and costs of every nature incurred in connection with Tenant’s use and possession of the Real Property during the Term, all of which shall be paid directly to the public utility or private company supplying the same when due and without delinquency or, if the charges therefor are billed to Landlord, Landlord will subsequently bill such charges to Tenant at Landlord’s cost therefore calculated proportionally.  Landlord shall not be responsible for any loss, cost, damage, expense or liability Tenant may sustain as a result of a change in character of electric or other utility service or as a result of any public or private company’s failure to supply or reduction in any of the foregoing utility or other services to the Real Property.

8.2           Payment of Taxes.  Landlord shall pay all federal, state, county, city, school district and municipal taxes, all assessments, both general and special, including all special charges, benefit assessments or judgments for local improvements and all taxes, assessments or charges of every kind or nature which may be levied against or may become due or payable in respect to the Real Property., Any assessments, taxes and charges shall be paid directly by Landlord to the applicable taxing authority  when due and written evidence of timely payment thereof shall be provided by Landlord to Tenant promptly after payment upon request by Tenant.  Tenant shall be responsible for that portion of the assessments, taxes and charges that are due or accrue ) prior to the term of the Lease if they relate to Tenant’s occupation of the Real Property and/or operation of the Hotel Casino. .  In the event that Landlord fails to satisfy its obligations under this Section 8.2 to pay taxes, the Tenant may, after providing the Landlord with ten (10)

days written notice, pay such unpaid  taxes (and any interest and penalties thereon) directly to the applicable taxing authorities and to deduct the amount paid from the Rent.

9.             INSURANCE.

9.1           Property Insurance.  Landlord shall, at all times during the Term and at its own expense, carry fire insurance and full extended coverage protection on the improvements to the Real Property.  Such insurance protection shall cover losses in aggregate amounts of not less than one hundred percent (100%) of the full insurable value thereof, with a full replacement cost rider, endorsed and attached thereto.  The proceeds of such policy shall be payable to the parties as their interests may appear.

9.2           Liability Insurance.  Tenant shall, at all times during the Term and at its own expense, maintain in full force and effect policies of liability insurance in an amount not less than One Million Dollars ($1,000,000.00) combined single limit for bodily damage and property damage per occurrence and Two Million Dollars ($2,000,000.00) in the aggregate.  Such policies of insurance shall include coverage, whether by endorsement or by separate policy, liquor liability (dram shop) insurance with limits no less than those set forth above.  The insurance required to be provided by the provisions of this Section 9.2 may be provided under the terms of any blanket liability insurance policy carried by Tenant and in such event, in accordance with Section 9.5.1, Tenant shall furnish to Landlord a certificate of insurance evidencing the fact of such insurance on or before the Commencement Date.

9.3           Automobile Insurance.  Tenant shall, at all times during the Term and at its own expense, maintain in full force and effect policies of automobile liability insurance having a limit of One Million Dollars ($1,000,000) combined single limit for bodily injury and property damage covering all owned, non-owned, and hired vehicles of the Tenant, and Landlord shall be indemnified and protected against any and all claims for injuries or damages, suffered or alleged to have been suffered by an Person or Persons by vehicles owned, non-owned, or hired for use during the Term by or on behalf of Tenant.

9.4           Workers’ Compensation; Employer’s Liability.  Tenant shall, at all times during the Term and at its own expenses, maintain in full force and effect workers’ compensation insurance in accordance with Applicable Laws.  and Landlord shall be indemnified and protected against any and all claims for injuries or damages, suffered or alleged to have been suffered by an employee of Tenant.

9.5           Insurance Policies — General.

9.5.1        Payment of Premiums; Evidence.  Landlord or Tenant, as the case may be, shall pay all premiums for each policy of insurance required by this Article 9 when due.  Landlord and Tenant have heretofore forwarded, and from time to time shall forward, to the other party duplicate originals of certificates of insurance, together with true, correct and complete copies of all such insurance policies, including renewal and replacement policies, together with written evidence that the premiums therefore have been paid in full.

9.5.2        Cancellation.  Each policy of insurance required from a party by this Article 9 shall provide that the same may not be cancelled upon less than thirty (30) calendar days prior written notice to the other party.  A party procuring insurance shall direct its insurance carriers to send copies of any and all notification of pending cancellation of insurance for any purpose whatsoever direct to the attention of the other party at least thirty (30) calendar days prior to cancellation.

9.5.3        Subrogation.  Each policy of insurance required by this Article 9 shall contain an express waiver of any and all right of subrogation thereunder against Landlord or Tenant, as the case may be, and their respective agents, employees, servants or contractors.  All such policies shall be written as primary policy and not contribution with or in excess of the coverage, if any, that Landlord or Tenant may carry.  Any provision of this Lease notwithstanding, the amounts of all insurance required hereunder to be paid by Landlord or Tenant, as the case may be, shall be not less than an amount sufficient to prevent Landlord and/or Tenant from becoming a co-insurer.

9.5.4        Hazardous Activities.  Tenant shall not use or occupy, or permit the Real Property to be occupied or used, in an manner which will increase the rates of any insurance for the Real Property or the overall development within which the Hotel Casino is situated or that will make void or voidable any insurance then in force with respect to the Real Property or the overall development within which the Hotel Casino is situated, or which will make it impossible to obtain fire or other insurance with respect to the Real Property or the overall development within which the Hotel Casino is situated.  If Tenant shall fail to comply with the provisions of this Section 9.5.4, such noncompliance may be deemed, in Landlord’s sole discretion, to be an Event of Default hereunder and Tenant shall indemnify Landlord for any increases in insurance premium charged to Landlord as a result of Tenant’s noncompliance with Section 9.5.4.

9.5.5        No Prohibited Activity.  Tenant agrees that it will not keep, use, sell or offer for sale in or upon the Real Property any article or permit any activity which may be prohibited by any standard form of insurance policy.  Tenant agrees to pay any increase in premiums for insurance which may be carried by Landlord on the Real Property or the overall development in which the Hotel Casino is situated, resulting from the type of operations, of merchandise sold, or services rendered by Tenant or any of its activities in or about the Real Property, whether or not Landlord has consented to the same.  Notwithstanding any provision in this Section 9.5.5 to the contrary, gaming shall not be considered a prohibited activity for purposes of this Section 9.5.5.

9.5.6        Additional Insureds.  Each policy of insurance required by this Article 9 shall name Landlord or Tenant, or their successors or Affiliates as an additional insured thereunder.  All insurance (other than Workers’ Compensation) obtained by tenant shall be primary and non-contributory as respects any insurance carried by Landlord.

10.           LIENS.

                Tenant shall at all times indemnify, save and hold Landlord, the Real Property and the leasehold created by this Lease free of and harmless from any claims, liens, demands, charges,

encumbrances, litigation and judgments arising directly or indirectly out of any use, occupancy or activity of Tenant, or out of any work performed, material furnished, or obligations incurred by Tenant in, upon or otherwise in connection with the Real Property.  Tenant shall, at its sole cost and expense, within thirty (30) calendar days after filing of any lien of record, obtain the discharge and release thereof.  Provided, however, if Tenant disputes the validity of any lien, Tenant shall be given a reasonable amount of time to resolve such dispute and obtain the discharge and release of such lien.

11.           INDEMNIFICATION.

11.1         Indemnification by Tenant.  Tenant hereby indemnifies, saves and holds Landlord, the Real Property, and the leasehold estate created by this Lease free of and harmless from any and all liabilities, losses, costs, expenses, including reasonable attorneys’ fees (at trial and on appeal), causes of action, suits, judgments, claims, liens and demands of any kind whatsoever in connection with, resulting from or arising out of or by reason of any direct or indirect use, misuse, occupancy, possession, act, omission or negligence of, Tenant, its agents, employees, servants, contractors, subtenants, licensees, customers or business invitees while in, upon, about or in any way connected with the Real Property, or the overall development in which the Real Property is situated or arising from any accident, injury or damage, howsoever and by whomsoever caused, to any Person or property whatsoever, occurring in, upon, about or in any way connected with the Real Property or any portion thereof.  Tenant’s indemnification obligations shall include all obligations and liabilities arising from Tenant’s occupation of the Real Property (whether prior to or during the Term) and all matters pertaining to Tenant’s employees, including any failure by Tenant to comply with the Worker Adjustment and Retraining Notification Act of 1988 and analogous state and local law.

11.2         Indemnification by Landlord.  Landlord hereby indemnifies, saves and holds Tenant, the Real Property, and the leasehold estate created by this Lease free of and harmless from any and all liabilities, losses, costs, expenses, including reasonable attorneys’ fees (at trial and on appeal), causes of action, suits, judgments, claims, liens and demands of any kind whatsoever in connection with, resulting from or arising out of or by reason of any intentional act, omission or negligence of, Landlord, its agents, employees, servants, contractors, licensees, customers or business invitees while in, upon, about or in any way connected with the Real Property.

12.           SUBORDINATION.

12.1         Subordination by Tenant.  Tenant agrees upon request of Landlord to subordinate this Lease and its rights hereunder to the lien of any mortgage, deed of trust or other encumbrance, together with any renewals, extensions or replacements thereof, now or hereafter placed, charged or enforced against the Real Property, or any portion thereof, or the overall development within which the Hotel Casino is situated, and to execute and deliver at any time, and from time to time, upon ten (10) calendar days written demand by Landlord, such documents as may be reasonably required and mandatory to effectuate such subordination; provided, however, Tenant shall not be required to effectuate such subordination, unless the mortgagee or beneficiary named in such mortgage, deed of trust, or other encumbrance shall first provide Tenant with a Non-Disturbance Agreement, in form and substance reasonably acceptable to

Tenant, providing that, so long there is no Event of Default, that neither this Lease nor any of the rights to Tenant hereunder shall be terminated or modified or be subject to termination or modification.

12.2         Deemed Prior Lien.  In the event that the mortgagee or beneficiary of any such mortgage, deed of trust, or other encumbrance  elects to have this Lease deemed a prior lien to its mortgage, deed of trust, or other encumbrance, then and in such event, upon such mortgagee’s or beneficiary’s giving written notice to Tenant to that effect, this Lease shall be deemed a prior lien to such mortgage, deed of trust, or other encumbrance, whether this Lease is dated prior to or subsequent to the date of recordation of such mortgage, deed of trust, or other encumbrance.

12.3         Attornment.  Tenant shall, in the event any processes are brought for the foreclosure of the Real Property or in the event of exercise of the power of sale under any mortgage covering the Real Property or termination of any ground lease, attorn to the purchaser upon such foreclosure or sale, and recognize such purchaser as Landlord under this Lease.

13.           ASSIGNMENT AND SUBLETTING.

                During the period of two hundred forty (240) days following the Commencement Date, Tenant shall not assign, transfer, mortgage, pledge, hypothecate or encumber this Lease nor the leasehold estate hereby created or any interest herein, or sublet the Real Property or any portion thereof, or license the use of all or any portion of the Real Property without the prior express written consent of the Landlord, exercisable in Landlord’s sole discretion and in accordance with all Applicable Laws.  In addition, a change in “Control” of Tenant shall be deemed an assignment of this Lease.  As used herein, the term “Control” shall mean: (x) ownership, directly or indirectly, of at least fifty (50%) percent of all the partnership or other beneficial interests in Tenant, or (y) the power to direct the management and policies of Tenant.  Landlord hereby consents to the collateral assignment by Tenant of this Lease to Wells Fargo Bank, N.A. or to any replacement lender.  Landlord further consents to the space leases entered into by Tenant in the ordinary course of business, provided that such space leases may be terminated, without penalty, by thirty (30) days prior notice.

14.           FINANCIAL RECORDS OF BUSINESS.  [Intentionally Deleted].

15.           OPTION TO PURCHASE. [Intentionally Deleted]

16.           DAMAGE; DESTRUCTION; CONDEMNATION.

16.1         Continuation of Rent.  Should the Real Property be damaged or destroyed to the extent that such damage or destruction substantially interferes with the operations of the Hotel Casino and was not caused by the fault or negligence of Tenant, or its Affiliates, agents, employees, servants, contractors, licensees, customers or business invitees, either Landlord or Tenant shall have the option to terminate this Lease by notifying the other party of such election in writing within thirty (30) calendar days after such damage or destruction; provided, however, if Tenant notifies Landlord in writing within thirty (30) calendar days of such damage or destruction of Tenant’s election to restore or repair the Real Property and proceeds to and does restore or repair the Real Property with all reasonable diligence, at its sole expense, to the condition in which they were immediately prior to such destruction or damages, the Lease shall not terminate, but shall continue in full force and effect.  During any period of reconstruction, Tenant’s obligations under this Lease shall continue, but rent shall be abated to the extent (and only in a proportionate amount) that the Real Property is non-usable.

16.2         Partial Condemnation.  If a partial portion of the Real Property shall be taken by condemnation, then a just portion of the Rent shall be abated according to the nature and extent of the taking, appropriation and/or injuries sustained by the Real Property, including the portion required by Tenant to make such restoration or repairs necessitated by the taking, from the time of such taking, appropriation or injury until restoration.  Except for such abatement, Tenant shall not participate in any other respect in any part of the condemnation award that may be made.  Nothing herein contained, however, shall preclude Tenant from asserting as against the condemning authority its claim for injury or damages occasioned by such condemnation to Tenant’s Property or the operations of the Hotel Casino provided the same does not decrease Landlord’s condemnation award.

16.3         Full Condemnation.  If the entire Real Property shall be taken by condemnation, or a partial portion of the Real Property shall be taken by condemnation and the portion remaining is not reasonably susceptible to the operations of the Hotel Casino, either Landlord or Tenant shall have the option to terminate this Lease by notifying the other of such election in writing within thirty (30) calendar days after such taking, Tenant shall not participate in any other respect in any part of the condemnation award that may be made.  Nothing herein contained, however, shall preclude Tenant from asserting as against the condemning authority its claim for injury or damages occasioned by such condemnation to the Tenant’s Property or the operations of the Hotel Casino provided the same does not decrease Landlord’s condemnation award.

17.           RIGHT OF ACCESS.

Subject to Nevada Gaming Laws, Landlord and its authorized agents and representatives shall be entitled to enter the Real Property at any reasonable time for the purpose of (a) observing, posting or keeping posted thereon notices provided for hereunder, and such other notices as Landlord may reasonably deem necessary or appropriate for protection of Landlord, its interest or the Real Property; (b) inspecting the Real Property or any portion thereof; and (c) inspecting the Real Property relative to concerns over use, storage or disposal of Hazardous Materials.  Entry into the Real Property obtained by Landlord by any such means shall not be deemed to be forcible or unlawful entry into, or a detainer of, the Real Property, or an eviction of Tenant from the Real Property or any portion thereof.

18.           EXPENDITURES BY LANDLORD.

Whenever under any provision of this Lease, Tenant shall be obligated to make any payment or expenditure, or to do any act or thing, or to incur any liability whatsoever, and Tenant fails, refuses or neglects to perform as herein required, Landlord shall be entitled, but shall not be obligated, to make any such payment or to do any such act or thing, or to incur any such liability, all on behalf of and at the cost and for the account of Tenant.

19.           ESTOPPEL CERTIFICATE.

Tenant agrees that within ten (10) calendar days of any demand therefor by Landlord, Tenant will execute and deliver to Landlord and/or Landlord’s designee a recordable certificate stating that this Lease is in full force and effect, such defenses or offsets as are claimed by Tenant, if any, the date to which all rentals have been paid, and such other information as reasonably and customarily contained in a commercial estoppel certificate concerning the Lease, the Real Property and Tenant as Landlord or said designee may request.  In the event that Tenant fails to execute and/or deliver any such certificate or offset statement to Landlord within said ten (10) calendar days, Tenant shall be deemed in violation of this Lease and Landlord shall have the rights and remedies for an Event of Default (as defined below) pursuant to the terms hereof.

20.           DEFAULT; REMEDIES.

20.1         Tenant’s Default.  The occurrence of any one or more of the following events shall be an “Event of Default” under this Lease:

(a)           Tenant shall default in the payment of any sum of money required to be paid hereunder and such default continues for five (5) Business Days after written notice thereof from Landlord to Tenant;

(b)           Tenant shall be in material default in the performance of any other term, covenant or condition of this Lease on the part of Tenant to be kept and performed and such default continues for thirty (30) calendar days after written notice thereof from Landlord to Tenant; provided, however, that if the default complained of in such notice is of such a nature that the same can be rectified or cured, but cannot with reasonable diligence be done within said thirty (30) calendar-day period, then such default shall be deemed to be rectified or cured if Tenant shall, within said thirty (30) calendar-day period, commence to rectify and cure the same and shall thereafter complete such rectification and cure with all due diligence;

(c)           Tenant shall vacate or abandon the Real Property during the Term;

(d)           There is filed any petition in bankruptcy by or against Tenant, which petition is not dismissed within ninety (90) days of its filing, or there is appointed a receiver or trustee to take possession of Tenant or of all or substantially all of the assets of Tenant, or there is a general assignment by Tenant for the benefit of creditors, or any action is taken by or against Tenant under any state or federal insolvency or bankruptcy act, or any similar law now or hereafter in effect, including, without limitation, the filing of execution or attachment against Tenant and such levy continues in effect for a period of sixty (60) calendar days;

(e)           Tenant shall do, or permit to be done, any act which creates a mechanic’s lien or claim thereof against the Real Property and fails to within thirty (30) after written notice from Landlord discharge or bond off same;

(f)            Tenant shall fail to maintain all necessary approvals, permits and waivers under the Nevada Gaming Laws to operate the Hotel Casino; or

(g)           Tenant shall fail to furnish Landlord with proof of any insurance policy required to be maintained by Tenant, and such default shall continue for twenty (20) calendar days after written notice from Landlord.

20.2         Remedies.  Upon the occurrence of an Event of Default, in addition to any other rights or remedies to obtain monetary damages which are available at law or in equity, Landlord shall have the right to seek a judicial order declaring the Term ended and, subject to the Nevada Gaming Laws, authorizing the Landlord to re-enter the Real Property and to take possession thereof.  Notwithstanding any provision in this Lease to the contrary, Landlord shall not have the right to re-enter the Real Property and to take possession thereof without a court order or without the consent of the Tenant.

20.3         Additional Re-Entry Rights.  [Intentionally deleted.]

20.4         Waiver by Landlord.  The waiver by Landlord of any particular Event of Default or breach of any of the terms, covenants or conditions hereof on the part of Tenant to be kept and performed shall not be a waiver of any preceding or subsequent Event of Default or breach of the same or any other term, covenant or condition contained herein.  Landlord’s failure to insist upon strict performance of any of the terms, conditions or covenants herein shall not be deemed to be a waiver of any rights or remedies of Landlord.  The subsequent acceptance of Rent by Landlord shall not be construed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease other than the failure of Tenant to pay the particular Rent or other payment or portion thereof so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rental or other payment.  No payment by Tenant or receipt by Landlord of a lesser amount than the Rent shall be deemed to be other than on account of the earliest Rent due and payable hereunder, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept any such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease or in law or equity.  This Section 20.4 may not be waived.

20.5         Quiet Possession.  Tenant, upon paying the Rent, and upon Tenant’s performance of all of the terms, covenants and conditions of this Lease on its part to be kept and performed, may quietly have, hold and enjoy the Real Property during the Term without any disturbance from Landlord or from any other Person claiming through Landlord.

20.6         Default by Landlord.  It is agreed that in the event Landlord fails or refuses to perform any of the provisions, covenants or conditions of this Lease on Landlord’s part to be kept or performed, that Tenant, prior to exercising any right or remedy Tenant may have against Landlord on account of such default, shall give written notice to Landlord of such default, specifying in said notice the default with which Landlord is charged and Landlord shall not be deemed in default if the same is cured within thirty (30) calendar days of receipt of said notice.  Notwithstanding any other provisions hereof, Tenant agrees that if the default complained of in the notice provided for by this Section 20.6 is of such a nature that the same can be rectified or cured by Landlord, but cannot with reasonable diligence be rectified or cured by Landlord within said thirty (30) calendar-day period, then such default shall be deemed to be rectified or cured if Landlord within a thirty (30) calendar-day period shall commence the rectification and curing thereof and shall continue thereafter with all due diligence to cause such rectification and curing to proceed.

21.           FORCE MAJEURE.

Whenever a day is appointed herein on which, or a period of time is appointed in which, either party hereto is required to do or complete any act, matter or thing, the time for the doing or completion thereof shall be extended by a period of time equal to the number of calendar days on or during which such party is prevented from or is unreasonably interfered with, the doing or completion of such act, matter or thing because of labor disputes, civil commotion, war, warlike operation, sabotage, governmental regulations or control, fire or other casualty, inability to obtain any materials, or to obtain fuel or energy, weather or other acts of God, or other causes beyond such party’s reasonable control (financial inability excepted); provided, however, that nothing contained herein shall excuse Tenant from the prompt payment of any Rent, except as may be specifically provided in this Lease.

22.           GENERAL.

22.1         Notices.  All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, facsimile, nationally recognized private courier or overnight delivery service, or by United States mail.  Notices delivered by mail shall be deemed given three (3) Business Days after being deposited in the United States mail, postage prepaid, registered or certified mail.  Notices delivered by hand shall be deemed given upon receipt.  Notices delivered by facsimile, nationally recognized private courier or overnight delivery shall be deemed given on the first business day following transmission (in the case of facsimiles) or deposit with the relevant courier or service; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) Business Days after its transmission by facsimile.  All notices shall be addressed as follows:

If to Landlord:	Ganaste, LLC
3900 E. Mexico Avenue, Suite 1400
Denver, CO 80210
Attention: Keith Redmond
Phone: (303) 388-8878
Fax: (303) 388- 8898

With copy to:	Brownstein Hyatt Farber Schreck, LLP
300 S. Fourth Street, Suite 1200
Las Vegas, NV 89101
Attn: Leslie Terry Jones, Esquire
Phone: (702) 464-7057
Fax: (702) 382-8135

If to Tenant:	MTR Gaming Group, Inc.
Route 2 South, P. O. Box 356
Chester, WV 26034
Attention: Edson R. Arneault
Phone: (304) 387-2400
Fax: (304) 387-8302

With copy to:	Ruben & Aronson, LLP
4800 Montgomery Lane, Suite 150
Bethesda, MD 20814
Attn: Robert L. Ruben, Esquire
Phone: (301)986-9696
Fax: (301) 986-9636

22.2         Entire Agreement.  This Lease constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written.

22.3         Severability.  If any part of this Lease is determined to be void, invalid or unenforceable, such void, invalid, or unenforceable portion shall be deemed to be separate and severable from the other portions of this Lease, and the other portions shall be given full force and effect, as though the void, invalid or unenforceable portions or provisions were never a part of the Lease.

22.4         Amendment and Modification.  No supplement, modification, waiver or termination of this Lease shall be binding unless executed in writing by the party to be bound.  No waiver of any of the provisions of this Lease shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

22.5         Headings.  Article, Section, Subsection or clause headings are not to be considered part of this Lease and are included solely for convenience and reference and shall not be held to define, construe, govern or limit the meaning of any term or provision of this Lease.  References in this Lease to an Article, Section, Subsection or clause, or any similar reference, shall be reference to an Article, Section, Subsection or clause of this Lease unless otherwise stated or the context otherwise requires.

22.6         Successors.  All of the terms, provisions and obligations of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns.

22.7         Governing Law; Jurisdiction.  This Agreement has been prepared, executed and delivered in, and shall be interpreted under, the internal laws of the State of Nevada, without giving effect to its conflict of law provisions.  Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the courts of Clark County, State of Nevada, or (b) the United States District Court for the District of Nevada, and

hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

22.8         Waiver of Jury Trial; Counterclaims.  The parties shall and do hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Real Property, and/or any claim of injury or damage.  In the event Landlord commences any proceedings for non-payment of any Rent, Tenant will not interpose any counterclaim of whatever nature or description in any such proceedings.  This shall not, however, be construed as a waiver of the Tenant’s right to assert such claims in any separate action or actions brought by Tenant.

22.9         Attorneys’ Fees.  In the event any party incurs legal fees or other costs to enforce any of the terms of this Lease, to resolve any dispute with respect to its provisions, or to obtain damages for breach thereof, whether by prosecution or defense, the nonprevailing party to such action shall pay the prevailing party’s reasonable expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred in such action.

22.10       Interpretation.  This Lease is to be deemed to have been prepared jointly by the parties hereto, and if any inconsistency or ambiguity exists herein, it shall not be interpreted against either party but according to the application of rules of the interpretation of contracts, if such an uncertainty or ambiguity exists.  Each party has had the availability of legal counsel during the joint preparation of this Lease.  In the interpretation of this Lease, the singular may be read as the plural, and vice versa, the neuter gender as the masculine or feminine, and vice versa, and the future tense as the past or present, and vice versa, all interchangeably as the context may require in order to fully effectuate the intent of the parties and the transactions contemplated herein.  Syntax shall yield to the substance of the terms and provisions hereof.

22.11       Third Parties.  Nothing in this Lease, expressed or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies under or by reason of this Agreement.

22.12       Expenses.  Each party shall bear its own expenses incurred by it in connection with the negotiation, execution and delivery of this Lease, including without limitation, the fees and expenses of each party’s legal counsel and accountants.

22.13       Waiver of Rights.  Without limiting the provisions of Section 20.5, failure to insist on compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such terms, covenants, or conditions, nor shall any waiver or relinquishment of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of such rights or powers at any other time or times.

22.14       Further Assurances.  Each party will, from time to time after the execution of this Lease, execute and deliver such instruments, documents and assurances and take such further acts as the other party may reasonably request to carry out the purpose and intent of this Lease without undue delay.  Any party who fails to comply with this Section 22.14 shall reimburse the other party for any direct expenses, including attorneys’ fees and court costs, which, as a result of this failure, become reasonably necessary for carrying out this Agreement.

22.15       Counterparts.  This Lease may be executed in counterparts, each of which so executed shall be deemed an original, and both of which shall together constitute one and the same agreement.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties have executed this Lease as of the Effective Date.

“LANDLORD”

GANASTE, LLC,
a Nevada limited liability company

By:	/s/
Name:
Its:

“TENANT”

SPEAKEASY GAMING OF LAS VEGAS, INC., a Nevada corporation

By:	/s/ Edson R. Arneault
Name:	Edson R. Arneault
Its:	President

GLOSSARY

As used in this Lease, the following capitalized terms shall have the following meanings:

“Affiliates” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.  For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

“Applicable Laws” means, without limitation, any and all foreign, federal, state and local laws, statutes, rules, regulations, codes, ordinances, plans, orders, judgments, decrees, writs, injunctions, notices, decisions or demand letters issued, entered or promulgated pursuant to any foreign, federal, state or local law, and includes, without limitation, Nevada Gaming Laws.

“Asset Agreement” shall have the meaning provided in Section 2.3.

“Business Days” means Monday through Friday other than those days on which banks and governmental institutions in the State of Nevada are typically closed.

“Casino” shall have the meaning provided in Section 6.1.

“Commencement Date” shall have the meaning provided in Section 2.1.

“Control” shall have the meaning provided in Section 13.

“Effective Date” shall have the meaning provided in the Introduction hereto.

“Event of Default” shall have the meaning provided in Section 20.1.

“Gaming Equipment” means any and all gaming devices (as defined in NRS § 463.0155), gaming device parts inventory and other related gaming equipment and supplies used in connection with the operation of a casino, including, without limitation, slot machines, gaming tables, cards, dice, chips, tokens, player tracking systems, cashless wagering systems (as defined in NRS § 463.014) and associated equipment (as defined in NRS § 463.0136), which are located at the Real Property as of the Effective Date and used or usable exclusively in present or future Gaming Operations or ordered for future Gaming Operations as of the Commencement Date.

“Gaming Operations” shall mean the operation of slot machines and live games at the Real Property.

“Governmental Authority” means any Federal, state, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, instrumentality, body, court, tribunal, arbitrator or arbitral body, including, without limitation, the Nevada Gaming Authorities.

“Hazardous Materials” means substances defined as “hazardous substances” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 43 U.S.C. Section 9601 et. seq., or as “hazardous”, “toxic” or “pollutant” substances or as “solid waste” under the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et. seq., as amended, and the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et. seq., as amended, or as otherwise defined under comparable state law.

“Hotel Casino” shall have the meaning provided in Recital A.

“Initial Term” shall have the meaning provided in Section 2.2.

“Interest Rate” shall have the meaning provided in Section 3.3.

“Landlord” shall have the meaning provided in the Introduction hereto.

“Lease” shall have the meaning provided in the Introduction hereto.

“Liquor Sales” shall have the meaning provided in Section 6.7

“Lucky Lucy” shall have the meaning provided in Section 2.3.

“Nevada Gaming Authorities” means collectively, the Nevada Gaming Commission, the Nevada State Gaming Control Board, and all other state and local regulatory and licensing bodies with authority over gaming activities and devices in the State of Nevada.

“Nevada Gaming Laws” means all laws pursuant to which any Nevada Gaming Authority possesses regulatory, licensing or permit authority over gaming or the distribution of gaming devices and associated equipment, codified in NRS Chapter 463 and the regulations of the Nevada Gaming Commission promulgated thereunder.

“NRS” means the Nevada Revised Statutes, currently in effect and as amended from time to time.

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, or association.

“Real Property” shall have the meaning provided in Recital A.

“Real Property Agreement” shall have the meaning provided in Section 2.1.

“Redemption Regulation” shall have the meaning provided in Section 6.5.

“Renewal Period” shall have the meaning provided in Section 2.2.

“Rent” shall have the meaning provided in Section 3.1.

“Tenant” shall have the meaning provided in the Introduction hereto.

“Tenant’s Property” shall have the meaning provided in Section 4.2.

“Term” shall have the meaning provided in Section 2.2.

“Termination Right” shall have the meaning provided in Section 2.3.

“240 Day Period” shall have the meaning provided in Section 2.3.